UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2011

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.01 Changes in Control of Registrant

According to a Schedule 13D/A filed on February 22, 2011 by Phoenix Acquisition Company II, L.L.C. (“Phoenix”), its parent entity Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”), and certain of their affiliates (collectively, “Stonington”), on February 18, 2011, Phoenix and Saints Capital VI, L.P. (“Saints”) executed a Stock Purchase Agreement (a copy of which is annexed to the Schedule 13D/A).  Pursuant to the Stock Purchase Agreement, Phoenix agreed to sell and transfer, and Saints agreed to purchase and accept, all of the Company’s common stock and Series A Preferred Stock held by Phoenix, which together constitute all of the Company’s securities owned or controlled by Stonington.  The proposed transaction is subject to closing conditions, including the completion by Saints of its due diligence review of the Company.

As of the date of this filing, Phoenix holds all of the Company’s preferred stock and 69.3% of the Company’s outstanding common stock.  If the proposed transaction is consummated on March 21, 2011 in accordance with the terms of the Stock Purchase Agreement, it will constitute a “change of control” of the Company.

In addition, as disclosed in the Schedule 13D/A filed by Stonington, the Fund’s limited partnership agreement, as amended, provides for the termination of the Fund and liquidation and distribution of its assets to its limited partners by March 31, 2011.  If the proposed transaction is not consummated, Stonington has disclosed that it will consider all available courses of action and may dispose of, or cause to be disposed, any or all of the common stock or Series A Preferred held by Stonington on or before March 31, 2011.  Any such disposition may constitute a “change of control” of the Company.

The Redemption Agreement entered into between the Company and Phoenix on January 19, 2011  sets a $1.25 per share “floor” for shares of common stock of the Company in connection with any future offer for the remaining shares of common stock of the Company by Phoenix or any transferee of its Series A Preferred or common stock which occurs prior to February 4, 2013.  This restriction would apply to Saints, as proposed transferee, but would not apply to transferees who receive stock from Phoenix in a distribution to limited partners of the Fund or through a registered public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merisel, Inc.

Date: February 25, 2011	By:	/s/ Donald R. Uzzi
Donald R. Uzzi
Chairman, Chief Executive Officer and President